Exhibit 99.1

CTG

Q3 2012 Earnings Conference Call

Jim Culligan

Thank you, and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the third quarter of 2012 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our third quarter earnings conference call. As you saw in our news release, we had an excellent third quarter with revenue at our guidance and earnings per share at the high end of our guidance. Revenue in the third quarter of 2012 increased over 2011 by 5%, the operating margin expanded by 140 basis points, and earnings per share increased 28%. As we expected, our higher margin solutions business continues to grow and increased 13% in the third quarter of 2012 while revenue from our lower margin staffing business was approximately the same as it was in the third quarter of 2011. I am going to talk more about our results and what we see for the 2012 fourth quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results.

Brendan:

Thanks Jim. Good morning everyone.

For the third quarter of 2012, CTG’s revenue was $106.4 million, an increase of $5.3 million or 5 percent compared with the third quarter of 2011. Third quarter 2012 had 63 billing days, the same as in third quarter 2011.

Solutions revenue in the third quarter of 2012 was $44.2 million, an increase of $5.1 million or 13 percent compared with the third quarter 2011. As a percentage of total revenue, solutions revenue was 42 percent compared with 39 percent a year ago. The continued improvement in our business mix is mainly being driven by revenue growth from more profitable healthcare projects. Staffing revenue in the quarter increased $200,000, or 3 tenths of one percent, to $62.2 million. Third quarter revenue from IBM, our largest customer, was $28.3 million compared with $30.8 million in third quarter 2011. As a percent of total revenue, revenue from IBM decreased to 26.6 percent in the 2012 third quarter compared with 30.4 percent of total revenue in the 2011 third quarter. Approximately $1.2 million, or 46 percent of the decrease in revenue from IBM in the quarter was a result of IBM’s spinoff of its retail business to another large company. Although this change lowered our revenue from IBM, the spin off had no impact on CTG’s overall revenue since we’ve retained the business with this new client.

Revenue from our European operations was $16.3 million, a 2 percent increase from the $16.0 million recorded in last year’s third quarter. The effect of foreign currency fluctuations during the third quarter of 2012 decreased consolidated revenue by approximately $2.1 million, or 1.9 percent. On a local currency basis, our European revenue increased by 14.7 percent compared with the 2011 third quarter.

Direct costs as a percentage of revenue were 78.3 percent in the third quarter compared with 79.3 percent in the third quarter of 2011. SG&A expenses as a percent of revenue decreased to 15.8 percent from 16.2 percent in the third quarter of 2011.

The billable travel expenses included in the third quarter 2012 revenue and direct costs are $3,312,000. The billable travel expenses for the third quarter 2011 totaled $3,074,000.

Third quarter operating income grew to $6.3 million, an increase of $1.7 million or 38 percent year-over-year. Compared with the trailing second quarter of 2012, operating income increased $180,000 or 2.9 percent. Operating margin in the third quarter increased to 5.9 percent of revenue, a 140 basis point improvement from last year’s 4.5 percent. The year over year increases in operating income and margin were due primarily to the increase in the solutions business in our sales mix and the additional operating leverage.

Net income was $3.8 million, an increase of $822,000 or 27 percent compared to the third quarter 2011. On a per diluted share basis, net income was 23 cents for the quarter, an increase of 28 percent compared to the third quarter of 2011.

Both the 2012 and 2011 third quarter results include equity compensation expense of approximately $0.02 per diluted share, net of tax.

The tax rate for the 2012 third quarter was 39.0 percent compared with 35.3 percent in the 2011 third quarter. We expect the tax rate for the full year 2012 to be between 38 and 40 percent compared to 37.6 percent in 2011. The increase in the tax rate in the quarter and in the full year 2012 is due to the expiration of certain federal tax credits that were realized in 2011.

Our headcount at the end of the third quarter was 3,800, the same as at the end of the second quarter 2012 and 100 people, or 3 percent, higher compared to the end of the third quarter 2011. Of the 3,800 employees at the end of third quarter 2012, 90 percent were billable resources.

At the end of third quarter, we had no debt and $29.4 million of cash on the balance sheet compared to $12.6 million of cash at the end of the third quarter 2011. Both the third quarter of 2012 and 2011 ended on a U. S. biweekly payroll date.

Our days sales outstanding was 60 days at the end of third quarter 2012, one day lower than at the end of third quarter 2011. Our cash provided by operations in the third quarter of 2012 was approximately $6.2 million as compared with approximately $2.8 million in the third quarter of 2011. In the quarter, we had $471,000 in capital expenditures and recorded depreciation expense of $672,000.

We repurchased approximately 38,000 shares of CTG common stock during the third quarter of 2012. As of today our repurchase authorization is for approximately 550,000 shares. As it remains accretive to our earnings, we intend to continue our repurchase program during the fourth quarter of 2012.

Jim

Thanks Brendan.

As I mentioned, in aggregate our solutions business, which is significantly more profitable than our staffing business, increased by 13% in the third quarter of 2012. The solutions business was 42% of our total revenue in the third quarter.

The growth in solutions work is primarily coming from Healthcare projects and is continuing to drive margin expansion. Overall, our healthcare business was up 17% over the third quarter of last year.

On our conference call at the end of July, we mentioned we had received two RFPs for electronic medical record projects for which the hospitals had not decided what IT services firms would be awarded those projects. In addition, we received two RFPs for EMR projects in the third quarter of 2012. Of those projects, we won one project, and we still have three bids outstanding for which an IT Services firm has not been selected.

When we started the third quarter of 2012 we had 18 active EMR projects. During the third quarter, we started two projects, one of which we won in the second quarter of 2012, and two projects came to an end. Therefore, at the end of the third quarter of 2012 we had 18 active EMR projects. Our EMR work continues to grow, however, as the size and scope of the engagements continues to increase.

As we have mentioned before, currently we have a significant amount of opportunity for EMR business. While we increased EMR revenue by 25% in the third quarter and we expect continued growth in EMR work, competition for the limited number of resources with EMR experience challenges our ability to grow our EMR business to its full potential. Until the market begins to accept newly trained staff, the number of experienced resources we can hire is going to be the limiting factor to growth in our EMR business.

Our software as a service, or SAAS offerings, are beginning to contribute to our improved profitability. While still only approximately 1% of our total revenue, two of our SAAS offerings, our IT medical management and fraud, waste and abuse offerings, added approximately two cents to earnings per share in the third quarter of 2012 when compared to the third quarter of last year.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all staffing business,

declined 8% in the third quarter. As to our energy vertical, it increased during the third quarter of 2012 while our financial services business was approximately the same as last year. The lack of growth in the financial services business in US dollars was a result of unfavorable foreign currency fluctuations.

Turning to our staffing business, its revenue was flat when you compare the third quarter of 2012 to the third quarter of 2011. While in US dollars our staffing business did not show an increase when compared to the third quarter of last year, we would depict our staffing business as improving slightly in the third quarter of 2012. If you look at our staffing business in local currencies, revenue increased by 3% in the quarter. The reason the staffing business was flat last year was the unfavorable foreign currency adjustments that occurred in the third quarter of the year.

Looking to the fourth quarter of 2012, we are forecasting total revenue to be in the range of $108 to $110 million or an 8% increase at the mid-point of our guidance over last year’s fourth quarter. We are forecasting earnings per share in the fourth quarter of 2012, excluding the gain from life insurance proceeds, to be in the range of 22 to 24 cents per diluted share, or a 15% increase at the mid-point of our guidance over the third quarter of last year.

For the 2012 full year, we expect a revenue range of $424 to $426 million or a 7% increase at the mid-point of our guidance over 2011. Based upon our revenue forecast and the anticipated mix of business, we expect 2012 net income per diluted share, excluding the gain from life insurance proceeds, to be in the range of 87 to 89 cents or a 24% increase from 2011 at the mid-point of our guidance.

To sum it up, despite a slowing US economy and Europe’s financial problems, CTG is performing very well based on our strategic focus on higher growth industries, particularly healthcare. CTG’s net income in the third quarter increased by 28% and we are on pace foranother excellent year in 2012.

With that, I’d like to open the call to questions if there are any. Operator, if you would, please manage our question and answer period.

CTG is firmly on track for another year of double-digit earnings growth, our sixth of the last seven years. CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. We have offerings for electronic medical records, ICD-10 conversions, accountable care, and medical informatics, all of which are expected to be in strong demand for several years. As such, we remain very excited about CTG’s future growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.